Exhibit 99.2

                                        CONTACT:  Marjorie Goldstein (investors)
                                                         Phyllis Goodman (media)
                                                                    505-821-3355

              SUN HEALTHCARE GROUP REACHES AGREEMENT IN PRINCIPAL
                     WITH BANKS AND SENIOR BONDHOLDERS FOR
                         RESTRUCTURING OF COMPANY DEBT

     Albuquerque, N.M., Oct. 26, 1999 -- Sun Healthcare Group, Inc. (SHGE:OTC-BB) announced today that it has reached an agreement in principal with representatives of its bank lenders and holders of approximately two-thirds of its outstanding senior subordinated bonds on the terms of an overall restructuring of Sun's capital structure. The bank and senior bond debt represents more than $1.3 billion of Sun's capital structure.

     Implementation of the agreement in principal is subject to appropriate documentation, including a chapter 11 plan of reorganization, and approval by the bankruptcy court, among other things. If approved, the agreement in principal would provide Sun's bank lenders with cash, new senior long-term debt, new preferred stock and new common stock. Sun's senior subordinated bondholders would receive new common stock. It would also provide new long-term debt, new preferred stock and new common stock to general unsecured creditors, and reinstate a significant portion of Sun's secured debt. The agreement in principal provides no recoveries for the holders of Sun's outstanding convertible subordinated debt, convertible trust issued preferred securities, or common stock.

     The terms of the agreement in principal will be disclosed shortly by the company in a filing with the Securities and Exchange Commission.

     Headquartered in Albuquerque, N.M., Sun Healthcare Group, Inc. is a diversified international long-term care provider. Sun companies operate long-term and postacute care facilities in the United States, the United Kingdom, Spain, Germany and Australia. Sun subsidiaries provide therapy and pharmacy services, fulfill the medical supply needs of nursing homes, and offer a comprehensive array of ancillary services for the healthcare industry.

     Certain statements set forth above, including, but not limited to, statements containing the words "anticipates," "believes," "expects," "intends," "will," "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such



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factors may include, without limitation, the delays or the inability to complete the Company's plan of reorganization; the availability and terms of capital in light of recent losses, cash flow shortfalls and the Company's Chapter 11 bankruptcy filing; adverse actions which may be taken by creditors and the outcome of various bankruptcy proceedings; the Company's ability to attract patients given its current financial position; and the effects of healthcare reform and legislation on the Company's business strategy and operations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.



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